UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

NORTHWEST PIPE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 30, 2012

Dear Fellow Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders to be held on Thursday, June 14, 2012, at 9:00 a.m. (local time) at the Heathman Hotel in downtown Portland, Oregon.

The actions we expect to take at our Annual Meeting are described in detail in the attached Notice of 2012 Annual Meeting of Shareholders and Proxy Statement.

YOUR VOTE IS IMPORTANT. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Shareholders may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement and proxy card.

Thank you for your support and continued interest in Northwest Pipe Company.

Sincerely,

/s/ Richard A. Roman

Richard A. Roman

President and Chief Executive Officer

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Northwest Pipe Company:

The 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Northwest Pipe Company will be held on Thursday, June 14, 2012, at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. The purposes of the Annual Meeting will be:

1.	To elect two directors to serve for three-year terms;

2.	To hold an advisory vote on the Company’s executive compensation; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 30, 2012 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card, or use the Internet or telephone voting systems.

We are enclosing a copy of the 2011 Annual Report to Shareholders with this Notice and Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2012: This proxy statement and the Company’s 2011 Annual Report to Shareholders are also available at www.nwpipe.com/proxy.

By Order of the Board of Directors,

/s/ Richard A. Roman

Richard A. Roman

President and Chief Executive Officer

Vancouver, Washington

April 30, 2012

PROXY STATEMENT FOR THE

2012 ANNUAL MEETING OF SHAREHOLDERS OF

NORTHWEST PIPE COMPANY

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

(360) 397-6250

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2012

INTRODUCTION

General

This Proxy Statement and the accompanying 2011 Annual Report to Shareholders are being furnished to the shareholders of Northwest Pipe Company, an Oregon corporation (the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, June 14, 2012, at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. At the Annual Meeting, shareholders will be asked to vote on the following matters: (i) the election of two directors to serve for three-year terms; (ii) an advisory vote on the Company’s executive compensation; and (iii) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card and the 2011 Annual Report to Shareholders, are first being mailed to shareholders of the Company on or about May 10, 2012.

The Board of Directors has fixed the close of business on April 30, 2012 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 9,371,111 shares of Common Stock then outstanding.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted in accordance with the recommendations of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why is the Company providing these materials?

A:	The Company’s Board of Directors is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareholders, which will take place on June 14, 2012, at 9:00 a.m. at the Heathman Hotel in downtown Portland, Oregon. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers, and other required information.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the Annual Meeting:

•	the election of two members of the Board of Directors (Proposal No. 1); and

•	the advisory vote on executive compensation (Proposal No. 2).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares “FOR” the election of the Board’s nominees for election to the Board of Directors, and “FOR” the advisory vote on executive compensation.

Q:	What shares owned by me can be voted?

A:	All shares of the Company’s Common Stock owned by you as of the close of business on April 30, 2012 (the “Record Date”) may be voted by you. You may cast one vote per share of Common Stock that you held on the Record Date. These shares include shares that are: (i) held directly in your name as the shareholder of record, and (ii) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. You may also vote your shares as described below under “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting. Your broker or nominee has sent you instructions for how you can direct the broker or nominee to vote your shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held in street name may be voted in person by you only if you obtain a legal proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	To vote shares held directly in your name as the shareholder of record, without attending the meeting, please sign, date and return the enclosed proxy card, or follow the instructions for Internet or telephone voting on the enclosed proxy card. This way your shares will be represented whether or not you are able to attend the meeting.

To vote shares held in street name, without attending the meeting, please follow the instructions provided by your broker.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the Company’s Corporate Secretary, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” or “WITHHOLD AUTHORITY” from voting for each of the director nominees. If you vote your shares without providing specific instructions, your shares will be voted FOR the nominees for election to the Board of Directors. If you vote to “WITHHOLD AUTHORITY” to vote for a nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the nominee is elected.

With respect to the proposal for the advisory vote on executive compensation, you may vote “FOR” or “AGAINST” or “ABSTAIN.” If you vote your shares without providing specific instructions, your shares will be voted in accordance with the recommendations of the Board. If you vote to “ABSTAIN” from voting on the advisory vote on executive compensation, the shares represented will be counted as present for the purpose of determining a quorum, but with respect to any proposal on which there was a vote to “ABSTAIN” they will not be counted and will have no effect in determining whether the proposal is approved.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Proposals No. 1 and 2 are considered non-routine matters, so unless you have provided instructions to your broker with respect to Proposals No. 1 and 2, your broker will not have authority to vote your shares on either of those proposals and your shares will constitute broker non-votes. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of shares entitled to vote or votes cast for or against a proposal.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve the proposals?

A:	The election of the director nominees requires the affirmative “FOR” vote of a plurality of the votes cast in the election. The proposal for the advisory vote on executive compensation requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Q:	Who are the proxyholders and what do they do?

A:	The two persons named as proxyholders on the proxy card, Richard A. Roman, our President and Chief Executive Officer, and William R. Tagmyer, our Chairman of the Board, were designated by the Board of Directors. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you vote your shares without providing specific instructions regarding each of the proposals, your shares will be voted on each proposal as recommended by the Board of Directors.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions on the enclosed proxy card.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

•	sign and return another proxy card bearing a later date;

•	enter a new vote by Internet or by telephone following the instructions on the proxy card;

•	provide written notice of the revocation to the Company’s Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver WA 98661, prior to the vote at the Annual Meeting; or

•

attend the meeting and vote in person. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in the Company’s Current Report on Form 8-K filed by the Company within four business days after the Annual Meeting.

Q.	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the proposals described in this Proxy Statement, the Company does not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Richard A. Roman, the Company’s President and Chief Executive Officer, and William R. Tagmyer, the Company’s Chairman of the Board, will vote your shares on any additional matters properly presented for a vote at the Annual Meeting in a manner directed by a majority of the Board of Directors.

Q:	Who will count the vote?

A:	Computershare, the Company’s transfer agent, has been appointed to act as the inspector of election and will tabulate the votes. In the event Computershare is unable to do so, a representative of the Company’s legal counsel, Ater Wynne LLP, will act in this role.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to the Company’s management.

Q:	Who will bear the cost of soliciting proxies for the Annual Meeting?

A:	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. The Company may also engage a proxy solicitation firm or other professional advisors to assist in the solicitation of proxies and provide related advice and support. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

CORPORATE GOVERNANCE

Our Board of Directors and management have committed themselves to establishing a strong corporate governance environment and to adopting best practices as they most meet the needs and goals of the Company. As part of that commitment, we have adopted Corporate Governance Principles, which cover such topics as qualifications and independence of Board members, the selection, orientation, and continuing education of Board members, as well as other topics designed to promote effective governance by the Board of Directors. We have also adopted a Code of Business Conduct and Ethics, which applies to all employees, officers and directors of the Company and sets forth guidance to help in recognizing and dealing with ethical issues, to provide mechanisms for reporting unethical conduct, and to promote a culture of honesty and accountability. Copies of our Corporate Governance Principles and Code of Business Conduct and Ethics are available on the Company’s website at www.nwpipe.com under the heading “Corporate Governance”, or by writing to Northwest Pipe Company, attn. Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, WA 98661.

We also adopted a Policy for Reporting Financial Irregularities (“Whistleblower Policy”), which is intended to create a workplace environment that encourages the highest standards of ethical, moral, and legal business conduct. The Whistleblower Policy establishes procedures for any person to confidentially and anonymously report violations by us or any of our personnel of our Code of Ethics or any laws, rules or regulations without fear of retaliation. The Whistleblower Policy also contains procedures for submission of complaints involving our accounting practices and internal accounting controls.

Director Independence

The Board of Directors has determined that Michael C. Franson, Wayne B. Kingsley, Keith R. Larson and James E. Declusin are independent. The Board has established director independence guidelines as part of the Corporate Governance Principles to assist in determining director independence in accordance with the standards of the Nasdaq Stock Market. The director independence guidelines provide that none of the following will be an “independent director”:

(A) a director who is, or at any time during the past three years was, employed by the Company;

(B) a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i) compensation for board or board committee service;

(ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company; or

(iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

provided, however, that in addition to the requirements contained in this paragraph (B), Audit Committee members are also subject to additional, more stringent requirements under NASDAQ Rule 5606(c)(2).

(C) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(D) a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i) payments arising solely from investments in the Company’s securities; or

(ii) payments under non-discretionary charitable contribution matching programs.

(E) a director of the Company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

(F) a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board Leadership Structure and Risk Oversight

The Company’s Corporate Governance Principles provide that the independent members of the Board of Directors will select a lead director from among the independent directors if the positions of Chairman of the Board and Chief Executive Officer are held by the same person or if the Chairman of the Board is not an independent director. The responsibilities of the Chairman of the Board include the following: set Board meeting agendas in collaboration with the CEO; preside at Board meetings and the annual shareholders meeting; assign tasks to the appropriate committees; and ensure that information flows openly between management and the Board. The responsibilities of the lead director include the following: coordinate the activities of the independent directors; make recommendations to the CEO in setting Board meeting agendas on matters concerning the independent directors; prepare the agenda for executive sessions of the independent directors, chair those sessions and be primarily responsible for communications between the independent directors and the CEO. William R. Tagmyer, the Chairman of our Board of Directors, is not “independent” within the meaning of the applicable rules of the Nasdaq Stock Market. Accordingly, in December 2010, the remaining independent directors appointed James E. Declusin as the Board’s Lead Director.

The Board of Directors oversees management’s Company-wide risk management activities. Management’s risk management activities include assessing and taking actions necessary to manage risks incurred in connection with the long-term strategic direction of the Company and the operation of our business. The Board of Directors uses its committees to assist in its risk oversight function. The Compensation Committee is responsible for oversight of risk associated with our compensation plans. The Nominating and Governance Committee is responsible for oversight of board processes and corporate governance-related risk. The Audit Committee is responsible for oversight of our financial reporting process, financial internal controls and compliance activities, the qualification, independence and performance of our independent auditors, and compliance with applicable legal and regulatory compliance requirements. The Board of Directors maintains overall responsibility for oversight of the work of its various committees by having regular reports from the chairman of each Committee with respect to the work performed by his respective Committee. In addition, discussions about the Company’s strategic plan, financial results, capital structure, merger and acquisition related activity and other business discussed with the Board generally includes discussion of the risks associated with the matters under consideration.

Board of Directors Meetings

The Board of Directors met four times during 2011. Each director attended more than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served. Members of the Board of Directors are also encouraged to attend the Company’s annual meeting of shareholders each year. All of the members of the Board of Directors attended the Company’s 2011 Annual Meeting of Shareholders.

Board of Directors Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the Committees consists of independent directors and each of the Committees has adopted a written charter which is available on the Company’s website at www.nwpipe.com under the heading “Corporate Governance”, or by writing to Northwest Pipe Company, attn. Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, WA 98661.

The table below lists the current membership of each Committee.

	Audit Committee		Compensation Committee		Nominating and Governance Committee
Name:
James E. Declusin			X
Michael C. Franson	X		X		X	*
Wayne B. Kingsley	X	*			X
Keith R. Larson	X		X	*

*	Committee Chairman

Audit Committee. The Audit Committee of the Board of Directors is responsible for the oversight and monitoring of: the integrity of the Company’s financial reporting process, financial internal control systems, accounting and legal compliance and the integrity of our financial reporting; the qualifications, independence and performance of our independent auditors; our compliance with applicable legal and regulatory requirements; and the maintenance of an open and private, if necessary, communication among the independent auditors, management, legal counsel and the Board. The Audit Committee met 15 times in 2011. Each member of the Audit Committee is “independent” as defined by applicable U.S. Securities and Exchange Commission (“SEC”) and Nasdaq Stock Market rules. The Board of Directors has determined that Mr. Franson qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

Audit Committee Report. Management is responsible for preparing the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with the independent accountants and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on the above discussions and review with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Wayne B. Kingsley

Keith R. Larson

Michael C. Franson

Compensation Committee. The Compensation Committee of the Board of Directors is responsible for the oversight and determination of executive compensation by: reviewing and approving salaries and other compensation of the Company’s executive officers; administering the Company’s equity incentive and compensation plans, including reviewing and approving stock option and other equity incentive and compensation awards to executive officers; and reviewing, recommending and taking action upon any other compensation practices or policies of the Company as the Board may request or the Committee may determine to be appropriate. The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of executive compensation. The Compensation Committee met seven times in 2011.

Nominating and Governance Committee; Nominations by Shareholders. The Nominating and Governance Committee of the Board of Directors recommends to the Board of Directors corporate governance principles for the Company, identifies qualified candidates for membership on the Board of Directors, and proposes nominees for election as directors. Each of the members of the Nominating and Governance Committee is “independent” as defined by applicable Nasdaq Stock Market rules. The Nominating and Governance Committee met five times in 2011.

In identifying qualified candidates for the Board of Directors, the Nominating and Governance Committee will consider recommendations by shareholders. Shareholder recommendations as to candidates for election to the Board of Directors may be submitted to Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661. The Nominating and Governance Committee will evaluate potential nominees, including candidates recommended by shareholders, by reviewing qualifications, considering references, and reviewing and considering such other information as the members of the Nominating and Governance Committee deem relevant. The Company’s Corporate Governance Principles specify that the criteria used by the Nominating and Governance Committee in the selection, review and evaluation of possible candidates for vacancies on the Board should include factors relating to whether the candidate would meet the definition of “independent” as well as skills, occupation and experience in the context of the needs of the Board. All candidates for election to the Board of Directors must be individuals of character, integrity and honesty. The Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates; however, the Board does consider diversity in reviewing director nominee candidates. The Nominating and Governance Committee has not employed any third parties to help identify or screen prospective directors in the past, but may do so at their discretion.

The Company’s Bylaws permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in the Company’s Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

Communications with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver WA 98661. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, two directors will be elected for three-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fail to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

The Company’s Articles of Incorporation provide that the Board of Directors shall be composed of not less than six and not more than nine directors. The Board of Directors has fixed the number of directors at six. The Company’s directors are divided into three classes. The term of office of only one class of directors expires each year, and their successors are generally elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors

The following table sets forth the names of and certain information about the Board of Directors’ nominee for election as a director and those directors who will continue to serve after the Annual Meeting.

	Age	Director Since	Expiration of Current Term	Expiration of Term for Which Nominated
Nominees:
Keith R. Larson	54	2007	2012	2015
Richard A. Roman	60	2003	2012	2015
Continuing Directors:
Michael C. Franson	57	2007	2013
James E. Declusin	69	2010	2013
William R. Tagmyer	74	1986	2014
Wayne B. Kingsley	69	1987	2014

Nominees for Director

Keith R. Larson has been a director of the Company since May 2007. Mr. Larson is a Vice President of Intel Corporation and Managing Director of Intel Capital, Intel Corporation’s venture investment group. Mr. Larson was appointed Vice President in 2006 and has served as a Managing Director of Intel Capital since 2004, managing a team of investment professionals focused on identifying, making, and managing strategic investments. For approximately three months in 2004, Mr. Larson managed the Western Europe and Israel investment team of Intel Capital. From 1999 to 2003, Mr. Larson was a Sector Director managing teams of investment professionals investing in communications, networking, and data storage sectors. Mr. Larson also serves on the Board of Directors of one not-for-profit entity and one state government council. Currently, he is the Chairman of our Compensation Committee and a member of the Audit Committee. Mr. Larson brings to the Board his experience as a senior executive in corporate development in a large multinational public company.

Richard A. Roman has been a director of the Company since 2003. Mr. Roman has served as our CEO since March 2010, and as President since October 2010. In connection with his appointment as CEO, Mr. Roman resigned his positions as Lead Director and as a member of the Board’s Audit and Compensation Committees. He was a member of our Audit and Compensation Committees since 2003 and 2005, respectively, and the Board’s Lead Director since November 2008. Previously, Mr. Roman was the President of Columbia Ventures Corporation, a private investment company which historically has focused principally on the international metals and telecommunications industries. Prior to joining Columbia Ventures Corporation in 1992, Mr. Roman was a partner at Coopers & Lybrand, an independent public accounting firm. Mr. Roman brings to the Company his knowledge and experience as a partner at a large national independent public accounting firm as well as his more recent management experience as an executive officer of a private investment company.

Continuing Directors

William R. Tagmyer has been the Chairman of the Board of Directors since 1986. From 1986 to January 1998, Mr. Tagmyer also served as our President and from 1986 to January 2001 as CEO. He worked for L. B. Foster Company, another steel pipe manufacturer, from 1975 to 1986. Prior to 1975, Mr. Tagmyer was employed by U.S. Steel Corporation and FMC Corporation in the areas of sales, marketing, product management and contract administration. Mr. Tagmyer brings to the Board over 50 years of experience in steel and steel-related industries and twenty-five years of experience in leadership positions with the Company.

Wayne B. Kingsley has been a director of the Company since 1987. Mr. Kingsley is Chairman of the Board of Directors of American Waterways, Inc., a privately held passenger vessel excursion company. From 1985 to 2002, Mr. Kingsley served as Chairman of the Board of Directors of InterVen Partners, Inc., a venture capital management company, and served as General Partner of the venture capital funds managed by InterVen Partners, Inc. Mr. Kingsley also serves on the Board of Directors of one not-for-profit entity. Currently, he is the Chairman of the Audit Committee and a member of our Nominating and Governance Committee. Mr. Kingsley brings to the Board over 20 years of experience as a member of the Board of Directors and investor in the Company, as well as his background as a manager and investor of venture capital funds and more recent experience as chairman of a privately held passenger vessel excursion company.

James E. Declusin has been a director of the Company since August 2010. Mr. Declusin served as President and CEO of Evraz Inc. NA until February 2010 and as President and CEO of Oregon Steel Mills, Inc. from August 2003 until Oregon Steel Mills was acquired by Evraz Group SA in January 2007. He served as a director of Oregon Steel Mills and, subsequently, Evraz Inc. NA from 2000 until 2010. Mr. Declusin spent 16 years with California Steel Industries, most recently serving as Senior Executive Vice President and Chief Operating Officer, retiring in October 2000. Prior to that time, he spent 17 years in various management positions in the commercial area of Kaiser Steel Corporation. Currently, he is the Board’s Lead Director and a member of the Compensation Committee. Mr. Declusin brings to the Board over 40 years of experience in the steel industry, including, most recently, as president and chief executive officer of a large publicly-held steel manufacturing company.

Michael C. Franson has been a director of the Company since January 2007. Mr. Franson is a founder and is President of St. Charles Capital LLC, an investment banking firm formed in 2005. St. Charles Capital provides expertise in mergers and acquisitions, raising private capital and financial advisory services for middle-market companies across the United States. Prior to founding St. Charles Capital, Mr. Franson was a Managing Director at The Wallach Company, which was subsequently sold to KeyCorp, the parent of KeyBanc Capital Markets. Prior to joining The Wallach Company, Mr. Franson was a partner at Boettcher and Company, a regional investment-banking firm located in Denver. Mr. Franson began his career as an equity analyst at Pacific Mutual Insurance Company, located in Newport Beach, California. Mr. Franson had previously served as a member of our Board of Directors from 2001 until 2005. Currently, he is the Chairman of the Nominating and Governance Committee and a member of our Compensation Committee and our Audit Committee. Mr. Franson brings to the Board his background and expertise in investment banking, including substantial experience in financial analysis and financial advisory services, merger and acquisition transactions and a wide variety of capital raising and financing transactions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S NOMINEES UNLESS A VOTE WITHHOLDING AUTHORITY IS SPECIFICALLY INDICATED. If a quorum is present, the Company’s bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Board of Directors and executive management at the Company believe that the performance and contribution of our executive officers are critical to our overall success. To attract, retain, and motivate the executives to accomplish our business strategy, the Compensation Committee establishes executive compensation policies and oversees executive compensation practices at the Company.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual and long-term goals, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving shareholder value.

The Compensation Committee also evaluates compensation programs to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive. The Compensation Committee believes our executive compensation packages should include both cash and share-based compensation that reward performance as measured against established goals.

In 2011, the Compensation Committee engaged an independent compensation consultant, Mercer LLC, to conduct a review of our executive compensation program, and to advise the Compensation Committee on the levels of base salary as well as on the design of the Company’s performance-based cash incentive program and long-term equity incentive program. To that end, Mercer developed a competitive peer group and performed benchmarking analysis of the levels and mix of compensation. However, no formal policy was implemented as a result of the analysis; rather, the information was used as reference data. The following peer companies were included in the analysis:

• Valmont Industries, Inc.	• Mueller Water Products Inc

• Aegion Corp	• Circor Intl Inc

• Lufkin Industries Inc	• Foster (LB) Co

• Lindsay Corp	• Ampco-Pittsburgh Corp

• MFRI Inc	• Flow Intl Corp

• Synalloy Corp

Process for Setting Executive Compensation. The Compensation Committee annually reviews and approves compensation levels and pay mix for our executives.

•

The Compensation Committee generally does not utilize specific benchmark levels. Rather, the Compensation Committee considers broad, market based survey data, such as that provided by Mercer, salary.com and WorldatWork.org, when assessing the competitiveness of compensation levels and pay mix for the CEO, CFO and other executives.

•

The Compensation Committee evaluates and considers the Company’s annual performance within the context of its long-term strategic plan, identifying areas in which expectations were exceeded, achieved or fell below stated goals. The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives, strategies and performance goals.

•

The Compensation Committee evaluates and considers a variety of growth and profitability measures relative to historical performance and internal plans for awarding performance-based cash incentive compensation.

•

The Compensation Committee evaluates and considers Total Shareholder Return, defined as the total increase in share price plus dividends, relative to peer performance and other performance criteria for awarding long-term equity incentive awards.

•

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee exercises business judgment in determining the appropriate level and mix of executive compensation in order to acknowledge the value of time spent on our business through cash and align director and shareholder interests through equity.

•

The Compensation Committee uses qualitative individual performance as a factor in making its decisions. The Compensation Committee and the CEO annually review the performance of each executive officer (other than the CEO whose performance is reviewed by the Compensation Committee). Based on these reviews, the Compensation Committee makes compensation decisions, including salary adjustments and annual bonus awards, for the executive officers.

•	The Compensation Committee reviews the total compensation of each executive officer each year.

Elements of Compensation. For the year ended December 31, 2011, the principal components of compensation for executive officers were:

•	base salary;

•	performance-based cash incentive compensation;

•	discretionary incentive compensation;

•	long-term equity incentive awards (restricted stock units and performance share awards);

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary. We provide executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries are determined for each executive based on his or her position and responsibility, using market data. In addition, we consider the individual performance of each executive, and conduct internal reviews of each executive’s compensation to ensure equity among executive officers. Salary levels are typically reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Compensation Committee’s assessment of the individual executive’s performance.

Performance-Based Cash Incentive Compensation. We provide executive officers and other employees with incentive compensation to incentivize and reward them for high performance and achievement of corporate goals. The incentive compensation program provides for an award of cash incentive compensation to executive officers and others as a reward for our growth and profitability, and places a significant percentage of each executive officer’s compensation at risk. Awards are based on our achievement of certain financial performance measures each year.

The performance measure for Messrs. Roman and Montross and Ms. Gantt for 2011 was Adjusted Income before Income Taxes. Adjusted Income before Income Taxes is calculated by adjusting our income before income taxes as reported in our audited financial statements for certain events that occur during the year, such as the acquisitions of businesses, the sales of significant capital assets, or other extraordinary or unusual developments. For 2011, Adjusted Income before Income Taxes excludes the gain on the sale of all assets of the traffic systems product line of the Tubular Products facility in Houston, Texas, the recognition of an allowance on certain notes receivable, and certain extraordinary depreciation adjustments to our property and equipment balances.

Performance measures for Messrs. Stokes and Mahoney for 2011 were Adjusted Income before Income Taxes and Controllable Operating Profit for the business segment for which each is responsible, with fifty percent of the award based on each performance measure. Controllable Operating Profit for each business segment is calculated by applying to our segment operating income as reported in our audited financial statements the same adjustments made to Adjusted Income before Income Taxes as those adjustments relate specifically to the respective business segment.

The Compensation Committee established a target level of performance for each performance measure for 2011, as follows:

Adjusted Income before Income Taxes	$21.9 million
Controllable Operating Profit (Water Transmission)	$23.1 million
Controllable Operating Profit (Tubular Products)	$23.2 million

The Compensation Committee also established a payout range for the awards for each executive officer based on the levels of achievement of the applicable performance measure. For Messrs. Roman and Montross, the target payout for 2011 was seventy percent of 2011 annual base salary upon achievement of one hundred percent of the performance target, with the payout range extending from $0 at or below fifty percent of target performance to one hundred and forty percent of 2011 base salary at or above one hundred and fifty percent of target performance. For Messrs. Mahoney and Stokes and Ms. Gantt, the target payout for 2011 was fifty percent of 2011 annual base salary upon achievement of one hundred percent of performance target, with the payout range extending from $0 at or below fifty percent of target performance to one hundred percent of 2011 annual base salary at or above one hundred and fifty percent of target performance. Payouts for performance within the range are interpolated on a straight line basis. The final amount of these awards is subject to adjustment at the discretion of the Compensation Committee. Even if the performance measures are met, the Compensation Committee retains the right to adjust the actual amounts of the award to each individual. Such adjustments may be based on individual performance, as well as external factors affecting us or the occurrence of unusual or infrequent events. The following table reflects, for each of the Named Executive Officers, the applicable performance target, actual performance and amount of award:

Name	2011 Performance Target (million $)	2011 Actual Performance (million $)	2011 Target Award ($)	2011 Actual Award ($)
Richard Roman	$21.9	$26.1	$371,000	$513,726
Robin A. Gantt	21.9	26.1	110,950	153,616
Scott Montross	21.9	26.1	170,870	236,607
Gary A. Stokes
Adjusted Income before Income Tax	21.9	26.1	73,890	102,290
Water Transmission Controllable Operating Profit	23.1	37.2	73,890	147,806
Robert L. Mahoney
Adjusted Income before Income Tax	21.9	26.1	66,148	91,552
Tubular Products Controllable Operating Profit	23.2	13.3	66,148	9,924

Discretionary Incentive Compensation. We provide, from time to time, additional discretionary incentive compensation in recognition of an executive officer’s or other employee’s success in attaining results that delivered value to the Company, but were not captured in the performance-based cash incentive compensation, or for other reasons as determined appropriate by the Compensation Committee. In 2011, Mr. Roman received discretionary incentive compensation of $125,000.

Long-Term Equity Incentive Awards. In 2008, we began providing long-term equity incentive awards to executive officers and certain designated key employees. The long-term equity incentive awards are designed to ensure that our executive officers and key employees have a continuing stake in our long-term success. In addition, the awards emphasize pay-for-performance. Terms and conditions of the awards are determined on an annual basis by the Compensation Committee. The amount of the equity award in 2011 was determined based on a percentage of the recipient’s base salary; the equity award at target was eighty-five percent for the Named Executive Officers, other than the CEO and COO, whose awards were one hundred seventy percent and approximately one hundred five percent, respectively. Under the grant, approximately thirty percent of the award was in the form of restricted stock units (“RSUs”), and approximately seventy percent of the award was in the form of performance share awards (“PSAs”).

RSUs are service based and entitle the holder to receive Common Stock at the end of the vesting period (two-thirds of the 2011 awards vest in fifteen months, and one-third of the 2011 awards vest in twenty-seven months), subject to continued employment. RSUs are designed to attract and retain executive officers and others by providing them with the benefits associated with the increase in the value of the Common Stock during the vesting period, while incentivizing them to remain with us long-term.

PSAs are service-based awards with either a performance or market-based vesting condition. PSAs serve several purposes. They have value to the holder only if the goals are achieved during their performance measurement period and they serve as a retention tool because certain of the performance measurement periods extend to December 31, 2013. Additionally, the holders benefit further if they are successful in increasing the value of our Common Stock. Approximately twenty percent of the 2011 PSAs were granted with a performance-based vesting condition that entitled the holder to receive Common Stock contingent upon the approval of the 2012 – 2014 Strategic Plan by the Board of Directors, which was accomplished in December 2011. Approximately eighty percent of the 2011 PSAs were granted with a market-based vesting condition that entitle the holder to receive between zero and two hundred percent of the target award, based on our Total Shareholder Return compared to our peer group. Two-thirds of the market-based PSAs vest in January 2013, following the 2011 – 2012 measurement period, and one-third of the market-based PSAs vest in January 2014, following the 2011 – 2013 measurement period. The following scale shows the number of PSAs that may be awarded following each of the two measurement periods:

Total Shareholder Return vs. Peer Group	Payout as a Percentage of Target Award
85th percentile or higher	200%
50th percentile	100%
25th percentile	25%
Less than 25th percentile	0%

Payouts for performance between the rankings will be interpolated on a straight line basis.

Retirement Benefits. In order to provide competitive total compensation, we offer our executive officers and certain designated key employees a nonqualified retirement savings plan (the “Deferred Compensation Plan”), which provides executive officers and others with the opportunity to defer salary and bonus compensation for a period of years or until termination of employment. Executive officers who defer salary or bonus under the Deferred Compensation Plan are credited with market-based returns. We may make a discretionary matching contribution based on deferrals made by each participant. In addition, we will make a contribution based on a target benefit projected for each participant. The target benefit projected is 1% of base salary in the year before attaining normal retirement age per year of employment (up to 35 years) with us. For 2011, Company contributions to the Deferred Compensation Plan accounted for between zero and four percent of the total compensation for each of the Named Executive Officers.

We also offer a qualified 401(k) defined contribution plan. The ability of executive officers to participate fully in this plan is limited under IRS and ERISA requirements. The 401(k) plan encourages employees to save for retirement by investing on a regular basis through payroll deductions.

Perquisites and Other Personal Benefits. We provide executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract, retain and motivate employees for key positions. We are selective in our use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The primary perquisites are car allowances, club membership dues, life insurance premiums and infrequent payments of spousal travel.

Executive Compensation and Risk. Although a substantial portion of the compensation paid to our executive officers is performance-based, we believe our executive compensation programs do not encourage excessive and unnecessary risk-taking by our executive officers because these programs are designed to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the Company. We achieve this balance through a combination of elements in our overall compensation plans, including: elements that reward different aspects of short-term and long-term performance; incentive compensation that rewards performance on a variety of different measures; awards that are paid based on results averaged out over several years; and awards paid in cash and awards paid in shares of the Company’s stock, to encourage alignment with the interests of shareholders.

Stock Ownership Policy. The Nominating and Governance Committee of the Board of Directors has adopted a stock ownership policy because it believes it is in the best interests of the Company and its shareholders to align the financial interests of our executive officers and directors with those of the Company’s shareholders. Under the policy, the directors are expected to accumulate and own shares having a market value equal to three times their annual cash retainer; the CEO is expected to accumulate and own shares having a market value equal to three times his base salary; and each of the other Named Executive Officers is expected to accumulate and own shares having a market value equal to two times his or her base salary. Each executive officer or director has five years to accumulate the expected ownership level beginning from the later of September 2011 or their date of hire or promotion.

Summary of Cash and Certain Other Compensation

The following table reflects compensation earned by our CEO, each person who served as our CFO during 2011, and each of the three other most highly compensated executive officers, for the years ended December 31, 2011, 2010 and 2009 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary(1)	Bonus(2)		Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total ($)
Richard A. Roman	2011	$530,000	$125,000	(5)	$1,381,267	—	$513,726	$—		$2,549,993
Director, Chief Executive Officer and President	2010	343,000	177,500	(5)	—	$368,460	—	—		888,960

Robin A. Gantt(6)	2011	221,900	—		202,292	—	153,616	15,180	(8)	592,988
Vice President, Chief Financial Officer	2010	65,400	15,000	(7)	—	—	—	—		80,400

Scott Montross(9)	2011	244,100	—		449,542	—	236,607	9,623	(10)	939,872
Senior Vice President and Chief Operating Officer

Gary A. Stokes	2011	295,600	—		268,008	—	250,096	55,019	(11)	868,723
Senior Vice President	2010	288,000	—		—	—	—	54,479	(11)	342,479
	2009	282,500	—		36,669	—	—	61,806	(11)	380,975

Robert L. Mahoney	2011	264,600	—		267,938	—	101,476	44,972	(12)	678,986
Senior Vice President	2010	248,000	—		—	—	—	40,414	(12)	288,414
	2009	243,250	—		31,582	—	—	44,722	(12)	319,554

Stephanie J. Welty(13)	2011	59,000	—		—	—	—	324,611	(14)	383,611
Senior Vice President, Chief Financial Officer and Corporate Secretary	2010	245,000	—		—	—	—	45,845	(14)	290,845
	2009	240,250	—		31,188	—	—	25,810	(14)	297,248

(1)	Includes amounts earned in each of the respective years, even if deferred.

(2)	Annual bonus represents amount earned for the year. Actual payments may be made over subsequent years.

(3)	The amounts included in this column represent the aggregate grant date fair value of RSUs and PSAs granted during the years reported in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2011 Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the named executives.

(4)	The amounts included in this column represent the aggregate grant date fair value of stock options granted in accordance with FASB ASC Topic 718. The stock options awarded in 2010 were in connection with Mr. Roman’s appointment as CEO. There were no other stock option awards to Named Executive Officers in 2011, 2010, or 2009.

(5)	Amounts are discretionary cash bonuses awarded to Mr. Roman by the Compensation Committee for his efforts and individual performance in 2011 and 2010.

(6)	Ms. Gantt succeeded Ms. Welty as CFO in January 2011.

(7)	Amount is a discretionary cash bonus awarded to Ms. Gantt by the Compensation Committee for her efforts and individual performance in 2010.

(8)	Amount contributed by us to Ms. Gantt’s annual automobile allowance.

(9)	Mr. Montross was named Senior Vice President and Chief Operating Officer in May 2011.

(10)	Amount contributed by us to Mr. Montross’s automobile allowance.

(11)	Amount includes $32,220, $31,746, and $32,811 in 2011, 2010 and 2009, respectively, contributed by us to Mr. Stokes’ nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Stokes’ qualified 401(k) defined contribution plan, club membership dues, annual automobile allowance and spousal travel expenses.

(12)	Amount includes $20,894, $16,673, and $19,545 in 2011, 2010 and 2009, respectively, contributed by us to Mr. Mahoney’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Mahoney’s qualified 401(k) defined contribution plan, club membership dues and annual automobile allowance.

(13)	Ms. Welty resigned from her position as the CFO in January 2011.

(14)	Amount includes $324,583 in 2011 paid by us pursuant to the terms of Ms. Welty’s separation agreement, $22,929 and $2,945 in 2010 and 2009, respectively, contributed by us to Ms. Welty’s nonqualified retirement savings plan, and amounts paid by us for contributions to Ms. Welty’s qualified 401(k) defined contribution plan and annual automobile allowance.

Grants of Plan-Based Awards

The following table reflects grants of long-term equity incentive awards granted to each of the eligible Named Executive Officers for the year ended December 31, 2011.

	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards(4)
Name			Threshold (#)	Target (#)	Maximum (#)
Richard A. Roman	10/10/2011	(1)	—	12,046	12,046	$265,012
	10/10/2011	(2)	—	28,909	53,000	688,035
	1/04/2011	(3)	—	18,000	18,000	428,220

Robin A. Gantt	10/10/2011	(1)	—	2,556	2,556	56,232
	10/10/2011	(2)	—	6,137	11,251	146,060

Scott Montross	10/10/2011	(1)	—	5,681	5,681	$124,982
	10/10/2011	(2)	—	13,637	25,001	$324,560

Gary A. Stokes	10/10/2011	(1)	—	3,387	3,387	74,514
	10/10/2011	(2)	—	8,130	14,905	193,494

Robert L. Mahoney	10/10/2011	(1)	—	3,386	3,386	74,492
	10/10/2011	(2)	—	8,128	14,901	193,446

(1)	Awards represent the RSUs granted under the long-term equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under “Long-Term Equity Incentive Awards” above.

(2)	Awards represent the PSAs granted under the long-term equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under “Long-Term Equity Incentive Awards” above.

(3)	Award represents the RSUs granted to Richard Roman by the Compensation Committee as a discretionary award.

(4)	The amount included in this column represents the aggregate grant date fair value of awards granted in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data of our 2011 Report on Form 10-K.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table sets forth, for each of the Named Executive Officers, the equity awards made to each such Named Executive Officer that were outstanding at December 31, 2011.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable		Unexercisable
Richard A. Roman	7,000	(1)	—	$10.310	5/13/2013	—		$—
	2,000	(2)	—	14.000	5/11/2014	—		—
	2,000	(3)	—	22.070	5/10/2015	—		—
	2,000	(4)	—	28.310	5/9/2016	—		—
	2,000	(5)	—	34.770	5/30/2017	—		—
	24,000	(6)	—	24.150	3/29/2020	—		—
	—		—	—	—	6,000	(8)	137,160
	—		—	—	—	12,046	(9)	275,372
	—		—	—	—	4,818	(10)	110,139
	—		—	—	—	16,061	(11)	367,154
	—		—	—	—	8,030	(12)	183,566

Robin Gantt	—		—	—	—	2,556	(9)	58,430
	—		—	—	—	1,023	(10)	23,386
	—		—	—	—	3,409	(11)	77,930
	—		—	—	—	1,705	(12)	38,976

Scott Montross	—		—	—	—	5,681	(9)	129,868
	—		—	—	—	2,273	(10)	51,961
	—		—	—	—	7,576	(11)	173,187
	—		—	—	—	3,788	(12)	86,594

Gary A. Stokes	4,373	(7)	—	17.900	05/23/2012	—		—
	—		—	—	—	3,387	(9)	77,427
	—		—	—	—	1,355	(10)	30,975
	—		—	—	—	4,516	(11)	103,236
	—		—	—	—	2,259	(12)	51,641
	—		—	—	—	403	(13)	9,213
	—		—	—	—	4,845	(14)	110,757

Robert L. Mahoney	2,986	(7)	—	17.900	05/23/2012	—		—
	—		—	—	—	3,386	(9)	77,404
	—		—	—	—	1,355	(10)	30,975
	—		—	—	—	4,515	(11)	103,213
	—		—	—	—	2,258	(12)	51,618
	—		—	—	—	347	(13)	7,932
	—		—	—	—	4,172	(14)	95,372

(1)	These options were granted on May 13, 2003 and vested immediately.

(2)	These options were granted on May 11, 2004 and vested immediately.

(3)	These options were granted on May 10, 2005 and vested immediately.

(4)	These options were granted on May 9, 2006 and vested immediately.

(5)	These options were granted on May 30, 2007 and vested immediately.

(6)	These options were granted on March 29, 2010 and vested immediately.

(7)	These options were granted on May 23, 2002 and vested in sixty equal monthly installments beginning on June 23, 2002, and were fully vested on May 23, 2007

(8)	These RSUs were granted on January 4, 2011 and will vest on July 1, 2012.

(9)	These RSUs were granted on October 10, 2011 and vest as follows: 66.67% on January 1, 2013 and 33.33% on January 1, 2014.

(10)	These PSAs were granted on October 10, 2011 and vested 100% on January 1, 2012, following the approval of the 2012 – 2014 Strategic Plan by the Board of Directors.

(11)	These PSAs were granted on October 10, 2011 and will vest 100% on January 1, 2013, dependent upon performance of our Total Shareholder Return from January 1, 2011 through December 31, 2012.

(12)	These PSAs were granted on October 10, 2011 and will vest 100% on January 1, 2014, dependent upon performance of our Total Shareholder Return from January 1, 2011 through December 31, 2013.

(13)	These RSUs were granted on April 15, 2009 and will vest on March 15, 2012.

(14)	These PSAs were granted on April 15, 2009 and were scheduled to vest in March 2012, dependent upon achievement of the performance conditions. The performance conditions were not met; thus, no awards vested.

2011 Option Exercises and Stock Vesting

The following table sets forth, for each Named Executive Officer, the number of shares acquired upon option exercises and vesting of stock awards during 2011, and the related value realized upon such exercises and vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Richard A. Roman	—	—	12,000	$264,480
Gary A. Stokes	13,791	$145,357	511	11,186
Robert L. Mahoney	9,286	97,874	440	9,631

(1)	This column shows the number of shares underlying the options exercised in 2011 by the Named Executive Officers. The actual number of shares received by these individuals from options exercised in 2011 (net of shares used to cover the exercise price, if so elected) was as follows: Mr. Roman – 0, Mr. Stokes – 5,923 and Mr. Mahoney – 3,988.

(2)	The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(3)	This column shows the number of shares acquired on vesting in 2011 by the Named Executive Officers. The actual number of shares received by these individuals from shares vested in 2011 (net of shares used to cover the applicable income taxes, if so elected) was as follows: Mr. Roman – 9,000, Mr. Stokes – 384 and Mr. Mahoney – 224.

(4)	The value realized on vesting is based on the closing market price multiplied by the number of shares of stock vested on the applicable vesting date.

2011 Nonqualified Deferred Compensation

The following table sets forth, for each Named Executive Officer under our Deferred Compensation Plan, the amounts of the contributions made by each executive, the contributions made by us, the earnings generated by the investments within the Plan, and the balance of each Named Executive Officer’s account under the Deferred Compensation Plan for the year ended December 31, 2011.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(1)	Executive Distributions in Last Fiscal Year	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End(2)
Richard A. Roman	$—	$—	$—	$—	$—
Robin A. Gantt	—	—	—	—	—
Scott Montross	—	—	—	—	—
Gary A. Stokes	14,778	32,220	—	(22,568)	648,367
Robert L. Mahoney	10,584	20,894	—	(24,668)	708,124
Stephanie J. Welty	—	(3,063)	—	137	46,853

(1)	These contributions are also reported in the All Other Compensation Column of the Summary Compensation Table.

(2)	A portion of the amounts in the Aggregate Balance at Last Fiscal Year-End column were reported in the Summary Compensation Table of previous years in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of Company contributions).

Employment Agreements

Richard A. Roman. We entered into an Amended and Restated Employment Agreement (the “Roman Employment Agreement”) with Mr. Roman effective April 21, 2011. The Roman Employment Agreement provides for an annual base salary of $530,000 and eligibility to participate in our cash and stock incentive plans and all other employee benefit plans available to our employees. The Roman Employment Agreement is for a term ending on June 30, 2012. If Mr. Roman’s employment is terminated for Cause (as defined in the Roman Employment Agreement), or if Mr. Roman terminates his employment without Good Reason (as defined in the Roman Employment Agreement), or in the event of Mr. Roman’s death or disability, we will pay Mr. Roman’s base salary through the date of termination. If Mr. Roman’s employment is terminated by the Company without Cause or if Mr. Roman terminates his employment for Good Reason, we will continue to pay Mr. Roman’s base salary for the remainder of the term of the Roman Employment Agreement. Mr. Roman will be paid an additional amount equal to his annual base salary if his employment is terminated: (i) by the Company without Cause; (ii) by Mr. Roman for Good Reason; (iii) as a result of Mr. Roman’s death or disability; or (iv) as a result of the expiration of the term of the Roman Employment Agreement. The Roman Employment Agreement contains certain noncompetition provisions that apply to Mr. Roman’s activities during the term of the Roman Employment Agreement and for a period of one year after the later of the date of termination of the Roman Employment Agreement or the date the last payment is made under the Roman Employment Agreement.

William R. Tagmyer. We entered into an Amended and Restated Employment Agreement (the “Tagmyer Employment Agreement”) with Mr. Tagmyer effective December 31, 2008. The Tagmyer Employment Agreement was for a term ending on December 31, 2010, unless terminated earlier by the parties. The Tagmyer Employment Agreement provided that through 2010, Mr. Tagmyer was to receive a base salary of $150,000 per year. In December 2010, we agreed with Mr. Tagmyer that following the expiration of the Tagmyer Employment Agreement on December 31, 2010, Mr. Tagmyer’s $150,000 annual salary would be continued through June 30, 2011, and subject to his being reelected to a new three-year term at the 2011 Annual Meeting, Mr. Tagmyer will remain an employee until the expiration of his term as a director in 2014 with his $150,000 annual salary continuing until June 30, 2012, and salary as agreed to by the Compensation Committee thereafter.

Change in Control Agreements

We have entered into change in control agreements (the “Agreements”) with certain of our executive officers. The Agreements for Messrs. Montross, Stokes and Mahoney are for a term ending July 19, 2012, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. The Agreement for Ms. Gantt is for a term ending April 21, 2012, provided that on that date and each anniversary thereafter, the term of the Agreement will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. If a “Change in Control” (as defined in the Agreements and described below) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment is terminated within two years after a Change in Control either by us without “Cause” (as defined in the Agreements and described below) or by the executive officer for “Good Reason” (as defined in the Agreements and described below), the executive officer will be entitled to receive his or her full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two years’ base salary and (ii) an amount equal to two times the average cash bonuses paid to the executive officer during the previous three years. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding unvested stock options would immediately become fully vested. In the event that the payments made to an executive officer would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, an executive officer may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.”

If an executive officer’s employment is terminated within two years after a Change in Control either by us for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his or her full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreements, a “Change in Control” includes (i) any merger or consolidation transaction in which we are not the surviving corporation, unless our shareholders immediately before such transaction have the same proportionate ownership of common stock of the surviving corporation in the transaction, (ii) the acquisition by any person of 30 percent or more of our total combined voting power, (iii) the liquidation or the sale or other transfer of substantially all of our assets, and (iv) a change in the composition of the Board of Directors during any two-year period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of two-thirds of the directors in office at the beginning of the period do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, “Good Reason” includes (i) an adverse change in the executive officer’s status, title, position(s) or responsibilities or the assignment to the executive of duties or responsibilities which are inconsistent with the executive officer’s status, title or position, (ii) a reduction in the executive officer’s base salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 10 miles of his or her job location before the Change in Control, (iv) our failure to continue any compensation or employee benefit plan or program in effect before the Change in Control or any act or omission that would adversely affect the executive officer’s continued participation in any such plan or program or materially reduce the benefits under such plan or program, and (v) our failure to require any of our successors to assume our obligations under the Agreements within 30 days after a Change in Control. For purposes of the Agreements, “Cause” means the willful and continued failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal conduct.

The following table shows the potential payments to Named Executive Officers upon termination for the reasons described below. The amounts shown assume that the employment of each executive was terminated effective as of December 31, 2011.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination for Good Reason	Termination Without Cause or Voluntary Termination for Good Reason, after a Change in Control	Termination For Cause or Voluntary Termination Without Good Reason	Termination as a Result of Disability or Death
Mr. Roman
Base Salary	$795,000	$795,000	$—	$530,000
Bonus	—	—	—	—
Health and Insurance Benefits	—	—	—	—
Earned Vacation	41,000	41,000	41,000	41,000

Ms. Gantt
Base Salary	$—	$443,800	$—	$—
Bonus	—	112,411	—	—
Health and Insurance Benefits	—	19,000	—	—
Earned Vacation	12,000	12,000	12,000	12,000

Mr. Montross
Base Salary	$—	$800,000	$—	$—
Bonus	—	157,738	—	—
Health and Insurance Benefits	—	31,000	—	—
Earned Vacation	29,000	29,000	29,000	29,000

Mr. Stokes
Base Salary	$—	$591,200	$—	$—
Bonus	—	166,731	—	—
Health and Insurance Benefits	—	22,000	—	—
Earned Vacation	15,000	15,000	15,000	15,000

Mr. Mahoney
Base Salary	$—	$529,200	$—	$—
Bonus	—	67,651	—	—
Health and Insurance Benefits	—	35,000	—	—
Earned Vacation	25,000	25,000	25,000	25,000

Separation Agreements

Stephanie J. Welty. We entered into a Separation Agreement and Release (the “Welty Separation Agreement”) with Stephanie J. Welty on January 20, 2011. Pursuant to the terms of the Welty Separation Agreement, the Company paid Ms. Welty an amount equal to her base salary of $245,000 over the twelve months ended January 20, 2012, and Ms. Welty was available to consult with the Company during that period. The Company will also pay the premiums for continuation of Ms. Welty’s health insurance coverage for a period of eighteen months. Ms. Welty also received a cash payment of $100,000 and the vesting of 777 Restricted Stock Units held by her was fully accelerated. The Welty Separation Agreement also includes provisions relating to, among other things, a release of claims against the Company, confidentiality and cooperation.

Director Compensation

Members of the Board of Directors who are also our employees do not receive additional compensation for serving as directors. Each nonemployee director receives a $24,000 annual retainer, $1,250 for each Board meeting attended and $500 for each meeting of a committee of the Board attended. The Lead Director receives an additional retainer of $15,000. The Audit Committee Chairperson receives an additional annual retainer of $7,500, and the Compensation Committee Chairperson and Nominating and Governance Committee Chairperson

each receive an additional annual retainer of $5,000. In addition, in 2011 each nonemployee director received an award of $45,000, payable in cash, shares of the Company’s Common Stock, or a combination thereof, at each director’s election. The members of our Board of Directors are also reimbursed for travel expenses incurred in attending board meetings.

Director Compensation Table. The following table reflects compensation earned by the directors for the year ended December 31, 2011, with the exception of Mr. Roman, whose compensation is included in the Summary of Cash and Certain Other Compensation table above.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation	Total
William R. Tagmyer(3)	$—	$—	$173,758	$173,758
James E. Declusin	47,500	45,000		92,500
Michael C. Franson	47,500	45,000	—	92,500
Wayne B. Kingsley	46,500	45,000	—	91,500
Keith R. Larson	67,500	22,500	—	90,000

(1)	As of December 31, 2011, each director had the following number of options outstanding: Mr. Tagmyer – 0; Mr. Declusin – 0; Mr. Franson – 2,000; Mr. Kingsley – 8,000; Mr. Larson – 0.

(2)	On June 14, 2011, 1,789 shares of Common Stock were granted to Messrs. Declusin, Franson and Kingsley, and 894 shares of Common Stock were granted to Mr. Larson pursuant to our 2007 Stock Incentive Plan. The amount included in this column represents the amount recognized by us in 2011 for financial statement reporting purposes for the fair value of the common stock awarded. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2011 Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the directors.

(3)	Amount includes $150,000 base salary, amounts contributed to Mr. Tagmyer’s qualified 401(k) defined contribution plan and amounts paid by us for his automobile allowance.

Compensation Committee Interlocks and Insider Participation

Messrs. Franson, Larson and Declusin, all of whom were independent directors, served on the Compensation Committee in 2011.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	265,578	$21.26	307,984
Equity compensation plans not approved by security holders(3)	—	—	—

Total	265,578	$21.26	307,984

(1)

Consists of our 2007 Stock Incentive Plan, 1995 Stock Incentive Plan and the 1995 Stock Option Plan for Nonemployee directors. Approximately 140,000 Performance Stock Awards have been included at a target level. The vesting of these awards is subject to the achievement of specific performance-based or market-based conditions, and the actual number of common shares that will ultimately be issued will be determined by multiplying this number of Performance Stock Awards by a payout percentage ranging from 0% to 200%.

(2)	The weighted-average exercise price set forth in this column is calculated excluding outstanding RSUs and performance stock awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)	We do not have any equity compensation plans or arrangements that have not been approved by shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

Michael C. Franson

Keith R. Larson

James E. Declusin

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2011, there has not been any transaction or series of transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than the Separation Agreement and Release entered into by the Company and Stephanie J. Welty on January 20, 2011, the matters described in the following paragraph, and compensation arrangements with the Company’s executive officers and directors, all on terms described under “Executive Compensation” above.

Under Oregon law, our articles of incorporation and certain indemnification agreements to which we are a party, we have an obligation to indemnify, or we have otherwise agreed to indemnify, certain of our current and former directors and officers with respect to current and future investigations and litigation, including the matters described below under “Certain Litigation.” In connection with some of these pending matters, we are required to, or we have agreed to, advance, and have advanced, legal fees and related expenses to certain of our current and former directors and officers and expect to continue to do so while these matters are pending. The amount advanced by the Company during the period from January 1, 2011 through April 30, 2012 to individuals who were officers or directors of the Company during 2011 was approximately $700,000, including approximately $575,000 to Stephanie J. Welty. Each of the individuals is required by Oregon law and the Company’s articles of incorporation to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under Oregon law and the Company’s articles of incorporation. The Company expects to receive reimbursement from its insurance carriers for a portion of the amounts advanced.

The Audit Committee is responsible for the review and approval of all related party transactions. Although the Audit Committee does not have written policies and procedures with respect to the review of related party transactions, we intend that any such transactions will be reviewed by the Audit Committee and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of shares with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by us with respect to 2011, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than ten percent of a registered class of the Company’s equity securities have been complied with for 2011, except that Messrs. Declusin, Franson, Kingsley and Larson failed to report the grant of common stock, and Messrs. Stokes and Mahoney failed to report the vest of restricted stock units, on a timely basis that was subsequently filed on a Form 4.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of April 30, 2012, regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company’s directors and director nominees, and (iv) all directors, director nominees and executive officers as a group. The address of each of the Named Executive Officers and directors is c/o Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

Name of Beneficial Owner	Shares Beneficially Owned(1)
	Shares	Percent
Eagle Asset Management, Inc.(2)	1,373,729	14.7%
880 Carillon Parkway
St. Petersburg, FL 33716
Heartland Advisors, Inc.(3)	666,500	7.1%
789 North Water Street
Milwaukee, WI 53202
Dimensional Fund Advisors LP(4)	726,345	7.8%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
BlackRock, Inc.(5)	553,302	5.9%
40 East 52nd Street
New York, NY 10022
Royce & Associates LLC (6)	592,935	6.3%
745 Fifth Avenue
New York, NY 10151
William R. Tagmyer	29,250	*
Richard A. Roman	50,618	*
Stephanie J. Welty	2,247	*
Robin A. Gantt	2,668	*
Gary A. Stokes	24,829	*
Robert L. Mahoney	19,633	*
Scott Montross	1,390	*
Michael C. Franson	15,244	*
James E. Declusin	3,679	*
Wayne B. Kingsley	35,537	*
Keith R. Larson	3,114	*
All directors and executive officers as a group (14 persons)	190,860	2.0%

(*)	Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from April 30, 2012 are considered outstanding for the purpose of calculating each person’s percentage of Common Stock owned, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of stock options that are exercisable within 60 days of April 30, 2012 is as follows: Mr. Declusin – 0; Mr. Franson – 2,000; Ms. Gantt – 0; Mr. Montross – 0; Mr. Kingsley – 8,000; Mr. Larson – 0; Mr. Mahoney – 2,986; Mr. Roman – 39,000; Mr. Stokes – 4,373; Mr. Tagmyer – 0; and all directors and executive officers as a group – 56,375.

(2)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Eagle Asset Management, Inc. on January 19, 2012, reflecting its beneficial ownership of Common Stock as of December 31, 2011. The Schedule 13G/A states Eagle Asset Management, Inc. has sole voting and dispositive power with respect to 1,373,729 shares of Common Stock.

(3)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by Heartland Investors, Inc. on February 10, 2012, reflecting its beneficial ownership of Common Stock as of December 31, 2011. The Schedule 13G states Heartland Investors, Inc. has shared voting power with respect to 647,900 shares of Common Stock and dispositive power with respect to 666,500 shares of Common Stock.

(4)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 10, 2012, reflecting its beneficial ownership of Common Stock as of December 31, 2011. The Schedule 13G states Dimensional Fund Advisors LP has sole voting power with respect to 706,841 shares of Common Stock and sole dispositive power with respect to 726,345 shares of Common Stock.

(5)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by BlackRock, Inc. on January 20, 2012, reflecting its beneficial ownership of Common Stock as of December 31, 2011. The Schedule 13G states BlackRock, Inc. has sole voting and dispositive power with respect to 553,302 shares of Common Stock.

(6)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by Royce & Associates, LLC on January 19, 2012, reflecting its beneficial ownership of Common Stock as of December 31, 2011. The Schedule 13G states that Royce & Associates, LLC has sole voting and dispositive power with respect to 592,935 shares of Common Stock.

INDEPENDENT AUDITORS

Deloitte & Touche LLP served as the Company’s independent registered public accountants for the year ended December 31, 2011. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Fees for services billed by the Company’s principal accountant, Deloitte and Touche LLP, for the years ended December 31, 2011 and 2010 were as follows:

	2011	2010
Audit fees(1)	$1,155,000	$800,625
Audit-related fees(2)	—	32,000
Tax and All Other Fees	—	—

Total fees	$1,155,000	$832,625

(1)	Audit fees include fees for audits of the annual financial statements, including required quarterly reviews and the audit of the Company’s internal control over financial reporting, and fees to date of approximately $300,000 for the restatement discussed in Note 18 of the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Audit-related fees include fees billed for audits of the Company’s employee benefit plans’ 2010 financial statements.

To help assure independence of the independent auditors, the Audit Committee has established a policy whereby all services of the principal accountant or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis services may instead be approved by the Chief Executive Officer or the Chief Financial Officer. One hundred percent of the fees shown in the principal accountant fees schedule for 2011 and 2010 were approved by the Audit Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 2)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), and recently adopted SEC regulations, the Board of Directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of our Named Executive Officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

“RESOLVED, that the shareholders of Northwest Pipe Company approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”

The Company urges you to read the disclosure under “Compensation Discussion and Analysis,” which begins on page 13 and discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of each individual who served as our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers for 2011. We have designed our executive compensation structure to attract, retain and motivate executives who can accomplish our business strategy, and whose interests are aligned with those of our shareholders. We believe that our executive compensation program does not encourage excessive and unnecessary risk-taking by our executives but, rather, encourages our executives to remain focused on both the short-term and long-term operational and financial goals of the Company.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board or the Compensation Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT AND AS DESCRIBED ABOVE PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE EXCHANGE ACT.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2013 proxy statement. Any such proposal must be received by the Company not later than December 31, 2012, which the Company believes is a reasonable time before it will begin to print and send its proxy materials. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

CERTAIN LITIGATION

On November 20, 2009, a complaint against the Company, captioned Richard v. Northwest Pipe Co. et al., No. C09-5724 RBL (“Richard”), was filed in the United States District Court for the Western District of Washington. The plaintiff is allegedly a purchaser of the Company’s stock. In addition to the Company, Brian W. Dunham, the Company’s former President and Chief Executive Officer, and Stephanie J. Welty, the Company’s former Chief Financial Officer, are named as defendants. The complaint alleges that defendants violated Section 10(b) of the Securities Exchange Act of 1934 by making false or misleading statements between April 23, 2008 and November 11, 2009. Plaintiff seeks to represent a class of persons who purchased the Company’s stock during the same period, and seeks damages for losses caused by the alleged wrongdoing. The Richard action and a related action were consolidated on February 25, 2010 and Plumbers and Pipefitters Local No. 630 Pension-Annuity Trust Fund was appointed lead plaintiff in the consolidated action. A consolidated amended complaint was filed by the plaintiff on December 21, 2010, and our motion to dismiss was filed on February 25, 2011, as were similar motions filed by the individual defendants. On August 26, 2011, the Court denied all defendants’ motions to dismiss, and the Company filed its answer to the consolidated amended complaint on October 24, 2011. The parties have conducted limited discovery and participated in an initial settlement mediation on January 30, 2012, with additional sessions anticipated in the future. By agreement of the parties, no further discovery will take place until after the mediation process is exhausted.

On March 3, 2010, the Company was served with a derivative complaint, captioned Ruggles v. Dunham et al., No. C10-5129 RBL (“Ruggles”), and filed in the United States District Court for the Western District of Washington. The plaintiff in this action is allegedly a current shareholder of the Company. The Company is a nominal defendant in this litigation. Plaintiff seeks to assert, on the Company’s behalf, claims against Brian W. Dunham, Stephanie J. Welty, William R. Tagmyer, Keith R. Larson, Wayne B. Kingsley, Richard A. Roman, Michael C. Franson and Neil R. Thornton. The asserted basis of the claims is that defendants breached fiduciary duties to the Company by causing the Company to make improper statements between April 23, 2008 and August 7, 2009. Plaintiff seeks to recover, on the Company’s behalf, damages for losses caused by the alleged wrongdoing. Subsequently, other, similar derivative complaints were filed in the Superior Court of Washington for Clark County. An amended complaint in the Ruggles action was filed on November 10, 2011, and the defendant responded to the complaint by filing a motion to dismiss, which motion is still pending. The derivative parties participated in the initial settlement mediation described above and will participate in any follow up sessions.

On March 8, 2010, the staff of the Enforcement Division of the SEC advised our counsel that they had obtained a formal order of investigation with respect to matters related to the Audit Committee investigation. We are cooperating fully with the SEC in connection with these matters. We cannot predict if, when or how they will be resolved or what, if any, actions we may be required to take as part of any resolution of these matters. Any action by the SEC or other governmental agency could result in civil or criminal sanctions against us and/or certain of our current and former officers, directors and employees.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2012 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders (including Form 10-K) for the year ended December 31, 2011 accompanies this Proxy Statement. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s Common Stock entitled to vote at the Annual Meeting, additional copies of the Company’s Annual Report. Written requests should be mailed to the Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

By Order of the Board of Directors,

/s/ Richard A. Roman

Richard A. Roman

President and Chief Executive Officer

Vancouver, Washington

April 30, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day. INTERNET http://www.proxyvoting.com/nwpx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. NORTHWEST PIPE COMPANY If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. Please mark your votes as indicated in this example FOR AGAINST ABSTAIN ELECTION OF DIRECTORS Nominees: Keith R. Larson Richard A. Roman 2. Advisory Vote on Executive Compensation Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions Will Attend Meeting YES Mark Address Here Change for or SEE Comments REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Date FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

You can now access your Northwest Pipe Company account online. Access your Northwest Pipe Company account online via Investor ServiceDirect® (ISD). The transfer agent for Northwest Pipe Company, now makes it easy and convenient to get current information on your shareholder account. View account status View certificate history View book-entry information View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-877-290-2266 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: www.nwpipe.com/proxy FOLD AND DETACH HERE NORTHWEST PIPE COMPANY Proxy for Annual Meeting of Shareholders to be Held on June 14, 2012 The undersigned hereby names, constitutes and appoints William R. Tagmyer and Richard A. Roman, or each of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Northwest Pipe Company (the “Company”) to be held at 9:00 a.m. local time in Portland, Oregon on Thursday, June 14, 2012 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205 and at any adjournments or postponements thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on April 30, 2012, with all the powers that the undersigned would possess if he or she were personally present. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY OTHER PROXY OR PROXIES PREVIOUSLY GIVEN. (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 22163